Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-260819

Registration No. 333-260819-12

Free Writing Prospectus dated July 15, 2024

CarMax Auto Owner Trust 2024-3

Issuing Entity or Trust

CarMax Business Services, LLC

Sponsor and Servicer

CarMax Auto Funding LLC

Depositor and Seller

The depositor has prepared a preliminary prospectus dated July 15, 2024 which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive at least the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	S&P Global Ratings
Class A-1 Asset-backed Notes	P-1 (sf)	A-1+ (sf)
Class A-2 Asset-backed Notes	Aaa (sf)	AAA (sf)
Class A-3 Asset-backed Notes	Aaa (sf)	AAA (sf)
Class A-4 Asset-backed Notes	Aaa (sf)	AAA (sf)
Class B Asset-backed Notes	Aa2 (sf)	AA+ (sf)
Class C Asset-backed Notes	A2 (sf)	AA- (sf)
Class D Asset-backed Notes	Baa1 (sf)	A+ (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Joint Bookrunners of the Class A, B, C and D Notes

J.P. Morgan	Mizuho	RBC Capital Markets	TD Securities

Co-Managers of the Class A Notes

CIBC Capital Markets	Drexel Hamilton	Scotiabank	R. Seelaus & Co., LLC	Wells Fargo Securities

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-408-1016.

The information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.